Exhibit 99.4

Adopted: March 20, 2023

AUDIT COMMITTEE CHARTER

OF

CXAPP INC.

Purpose

The purposes of the Audit Committee (the “Audit Committee”) of the Board of Directors (“Board”) of CXApp Inc. (“Company”) are to assist the Board in monitoring: (1) the integrity of the annual, quarterly, and other financial statements of the Company, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function, if any, and (4) the compliance by the Company with legal and regulatory requirements. The Audit Committee also shall review and approve all related-party transactions.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (“Commission”) to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than three members, absent a temporary vacancy. The Audit Committee shall meet the “Audit Committee Requirements” of The Nasdaq Stock Market, LLC and the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations of the Commission. No member of the Audit Committee can have participated in the preparation of the Company’s or any of its subsidiaries’ financial statements at any time during the past three years.

The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board. There shall be a Chairman of the Audit Committee which shall also be appointed by the Board; provided that if the Board does not so designate a Chairman, the members of the Audit Committee, by a majority vote, may designate a Chairman. The Chairman of the Audit Committee shall be a member of the Audit Committee and, if present, shall preside at each meeting of the Audit Committee. He or she shall advise and counsel with the executives of the Company, and shall perform such other duties as may from time to time be assigned to him or her by the Audit Committee or the Board of Directors.

Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that leads to financial sophistication. At least one member of the Audit Committee must be an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. A person who satisfies this definition of audit committee financial expert will also be presumed to have financial sophistication.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the director of the Company’s internal auditing department or other person responsible for the internal audit function, if any, and the independent registered public accounting firm in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

The Audit Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Bylaws. A majority of the members of the Audit Committee shall constitute a quorum. The Audit Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Subject to the Company’s Bylaws, the Audit Committee may act by unanimous written consent of all members in lieu of a meeting. The Audit Committee shall determine its own rules and procedures, including designation of a Chairman pro tempore in the absence of the Chairman. The Audit Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company. Any member of the Board shall be provided with copies of such Audit Committee minutes if requested.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent registered public accounting firm. The Audit Committee shall be directly responsible for determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting, or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the independent registered public accounting firm for the purpose of rendering or issuing an audit report and (ii) any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee’s own performance.

The Audit Committee shall:

Financial Statement and Disclosure Matters

1.	Meet with the independent registered public accounting firm prior to the audit to review the scope, planning, and staffing of the audit.
2.

Review and discuss with management and the independent registered public accounting firm the annual audited financial statements, and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K).

3.

Review and discuss with management and the independent registered public accounting firm the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent registered public accounting firm’s review of the quarterly financial statements.

4.

Discuss with management and the independent registered public accounting firm, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including:

(a)	any significant changes in the Company’s selection or application of accounting principles;
(b)	the Company’s critical accounting policies and practices and any material financial arrangements of the Company which do not appear on the financial statements of the Company;
(c)	all alternative treatments of financial information within GAAP that have been discussed with management and the ramifications of the use of such alternative accounting principles;
(d)	any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and
(e)	any material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.
5.

Discuss with management the Company’s earnings press releases generally, including the use of “pro forma” or “adjusted” non-GAAP information, and any financial information and earnings guidance provided to analysts and rating agencies, if any. Such discussion may be general and include the types of information to be disclosed and the types of presentations to be made.

6.

Discuss with management and the independent registered public accounting firm the effect on the Company’s financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.

7.

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.

Discuss with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.

Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer (or individuals performing similar functions) during their certification process for the Form 10-K and Form 10-Qs about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent registered public accounting firm

10.

At least annually, obtain and review a report from the independent registered public accounting firm, consistent with the rules of the Public Company Accounting Oversight Board, regarding (a) the independent registered public accounting firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent registered public accounting firm and the Company. Evaluate the qualifications, performance and independence of the independent registered public accounting firm, including whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor; and discuss with the independent registered public accounting firm any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm. The Audit Committee shall present its conclusions with respect to the independent registered public accounting firm to the Board.

11.

Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

12.	Oversee the Company’s hiring of employees or former employees of the independent registered public accounting firm who participated in any capacity in the audit of the Company.
13.	Be available to the independent registered public accounting firm during the year for consultation purposes.

Compliance Oversight Responsibilities

14.	Obtain assurance from the independent registered public accounting firm that Section 10A(b) of the Exchange Act has not been implicated.
15.

Review and approve, on an ongoing basis, all related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K. Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

16.

Inquire and discuss with management the Company’s compliance with applicable laws and regulations and with the Company’s Code of Ethics in effect at such time, if any, and, where applicable, recommend policies and procedures for future compliance.

17.

Establish procedures (which may be incorporated in the Company’s Code of Ethics, in effect at such time, if any) for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements or accounting policies, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

18.

Discuss with management and the independent registered public accounting firm any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

19.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent registered public accounting firm.